Exhibit   2

4500 Bankers Hall East, 855 — 2nd Street SW Calgary, Alberta, Canada T2P 4K7 Tel: 403.298.3100 Fax: 403.265.7219 www.bennettjones.ca
December 10, 2007
Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, AB T2J 7E8
Ladies and Gentlemen:

Re:	Prospectus Supplement Filed Pursuant to General Instruction II.L of Form F-10 (File No. 333-147767)
We hereby consent to the reference to us in the prospectus supplement filed pursuant to general instruction II.L of Form F-10 of Agrium Inc. (File No. 333-147767) (the “Prospectus Supplement”) and to the use of our name under the headings “Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement.
In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours truly,
/s/ Bennett Jones LLP
BENNETT JONES LLP
CALGARY   •   TORONTO   •   EDMONTON